Exhibit 10.5

ETHOS TECHNOLOGIES, INC.

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

APPROVED BY THE BOARD OF DIRECTORS: May 23, 2025,

AND AMENDED AND RESTATED BY THE BOARD OF

DIRECTORS: September 22, 2025

1. Introduction. The purpose of this Ethos Technologies, Inc. Severance Plan (“Plan”) is to provide specified severance benefits to eligible employees of the Company. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Definitions. For purposes of the Plan, the terms below are defined as follows:

2.1. “Administrator” means the Board or Compensation Committee prior to a Change in Control and the Representative upon and following a Change in Control, as applicable.

2.2. “Board” means the Board of Directors of the Company.

2.3. “Cause” means, with respect to a Covered Employee, the occurrence of any of the following events: (i) a Covered Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) a Covered Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) a Covered Employee’s intentional, material violation of any contract or agreement between the Covered Employee and the Company or of any statutory duty owed to the Company; (iv) a Covered Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) a Covered Employee’s gross misconduct. The determination that a Covered Employee has experienced a Covered Termination will be made by the Compensation Committee, in its sole discretion.

2.4. “Change in Control” has the meaning ascribed to such term in the Equity Plan.

2.5. “Change in Control Period” means the time period beginning on the date three months prior to the date on which a Change in Control becomes effective and ending on the day that is twelve (12) months following the effective date of such Change in Control (except as otherwise set forth in a Participation Agreement).

2.6. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.7. “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

2.8. “Company” means Ethos Technologies, Inc. and any successor.

2.9. “Compensation Committee” means the Compensation Committee of the Board.

2.10. “Covered Employee” means an employee of the Company who (i) has been designated by the Administrator to participate in the Plan, (ii) has executed the Company’s standard confidentially and inventions assignment agreement, and (iii) has timely and properly executed and delivered a Participation Agreement to the Company.

2.11. “Covered Termination” means a Covered Employee’s termination of employment by the Company (or any parent or subsidiary of the Company) without Cause; provided, that, a Covered Termination shall not include a termination due to the Covered Employee’s death or disability.

2.12. “Covered CIC Termination” means, during the Change in Control Period, a Covered Employee’s termination of employment by the Company (or any parent or subsidiary of the Company) without Cause or as a result of a Covered Employee’s resignation for Good Reason; provided, that, a Covered Termination shall not include a termination due to the Covered Employee’s death or disability.

2.13. “Effective Date” means the date on which the Plan is approved by the Board

2.14. “Equity Plan” means the Company’s 2016 Equity Incentive Plan, as amended from time to time, or any successor thereto.

2.15. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16. “Good Reason” means any of the following actions taken by the Company without a Covered Employee’s consent (unless such action is taken in response to conduct by the Covered Employee that constitutes Cause): (1) material reduction of a Covered Employee’s base compensation, other than a reduction that applies generally to all executives and does not exceed 10%; (2) material reduction in a Covered Employee’s authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the Covered Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; or (3) the relocation of a Covered Employee’s principal place of employment that results in an increase in the Covered Employee’s one-way driving distance by more than 50 miles from the Covered Employee’s then current principal residence. In order to resign for Good Reason, a Covered Employee must provide written notice of the event giving rise to Good Reason to the Board within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, the Covered Employee’s resignation from all positions then held with the Company by the Covered Employee must be effective not later than 90 days after the end of the Company’s cure period.

2.17. “Participation Agreement” means an agreement between a Covered Employee and the Company in substantially the form of Appendix A attached hereto, which may include other terms as the Administrator deems necessary or advisable in the administration of the Plan.

2.18. “Representative” means one or more members of the Board, Compensation Committee, or other persons or entities designated by the Board or Compensation Committee prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following a Change in Control as provided in Section 10.

2.19. “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

2.20. “Severance Benefits” means the compensation and other benefits the Covered Employee shall be provided pursuant to the Plan.

2.21. “Termination Date” means the Covered Employee’s last day of employment with the Company.

3. Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amounts set forth in the Plan, only if the individual is a Covered Employee on the date the individual experiences a Covered Termination or Covered CIC Termination.

4. Severance Benefits.

4.1. Covered Termination and Covered CIC Termination. If a Covered Employee experiences a Covered Termination or a Covered CIC Termination then, subject to the Covered Employee’s compliance with Section 5 and the conditions set forth in this Plan, the Covered Employee shall receive the following Severance Benefits from the Company:

4.1.1. Cash Severance Benefits. The Covered Employee shall receive cash severance in an amount equal to (i) for the number of months set forth in the Covered Employee’s Participation Agreement for the Covered Termination or Covered CIC Termination, as applicable (the “Severance Period”), (ii) for a Covered CIC Termination, a percentage of the annualized target cash bonus for the Covered Employee set forth in the Covered Employee’s Participation Agreement, and (iii) for a Covered CIC Termination any unpaid cash bonus for the year prior to the year of the Covered CIC Termination. The cash amount shall be paid in a lump sum, less applicable tax withholdings, as soon as practicable on or following the first payroll date following the effective date of the Release (the “Initial Payment Date”) and in no event more than 30 days following the Initial Payment Date.

4.1.2. Equity Award Acceleration. Except as otherwise provided in a Participation Agreement, each of the Covered Employee’s then-outstanding equity awards shall accelerate and become vested and exercisable as if the Covered Employee had remained employed for a number of months following the Covered CIC Termination equal the number of months the Covered Employee was employed with the Company measured from the date the Covered Employee first commenced employment with the Company prior to the Change in Control and receiving credit for a full month for any partial months of employment; provided, however, that the accelerated vesting provided in this paragraph shall not apply to any equity award granted to the Covered Employee that vests wholly or partially subject to the attainment of performance goals (but, for, the avoidance of doubt, will apply to an award that has satisfied a performance condition and that is vesting solely based on continued service). Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the Termination Date. Notwithstanding anything herein to the contrary, nothing in the Plan shall limit the Company’s ability to accelerate vesting and/or exercisability of outstanding equity awards pursuant to the terms of the applicable equity incentive plan of the Company.

4.1.3. COBRA Premiums. Provided the Covered Employee is eligible for and timely makes the necessary elections for continuation coverage pursuant to COBRA the Company shall pay the applicable premiums (inclusive of premiums for the Covered Employee’s dependents) for such coverage following the date of the Covered Employee’s Covered Termination or Covered CIC Termination, as applicable, for up to the number of months set forth in the Covered Employee’s Participation Agreement (such period of months, the “COBRA Payment Period”) (but in no event after such time as the Covered Employee is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as the Covered Employee and the Covered Employee’s dependents are no longer eligible for COBRA coverage). The Covered Employee shall notify the Company immediately if the Covered Employee becomes covered by a health, dental, or vision insurance plan of a subsequent employer or if the Covered Employee’s dependents are no longer eligible for COBRA coverage. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Covered Employee’s behalf, the Company shall instead pay such Covered Employee on the last day of each remaining month of the COBRA Payment Period a Special Severance Payment to be made without regard to the Covered Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to such Covered Employee’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

5. Conditions to Receipt of Severance.

5.1. Release Agreement. As a condition to receiving the Severance Benefits, a Covered Employee must sign a separation agreement containing among other provisions, a release of all claims in favor of the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release must become effective in accordance with its terms, which must occur within sixty (60) days following the date of the Covered Employee’s Covered Termination or Covered CIC Termination, as applicable. In no event shall payment of any benefits under the Plan be made prior to a Covered Employee’s Termination Date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Covered Employee’s Termination Date occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Covered Employee’s “separation from service” within the meaning of Section 409A occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release shall not be deemed effective any earlier than the latest permitted effective date; provided, that except to the extent that payments may be delayed in accordance with this paragraph, on the first regular payroll date following the effective date of a Covered Employee’s Release, the Company shall (i) pay the Covered Employee a lump sum amount equal to the sum of the Severance Benefits that the Covered Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (ii) commence paying the balance, if any, of the Severance Benefits in accordance with the applicable payment schedule.

5.2. Other Requirements. A Covered Employee’s receipt of Severance Benefits pursuant to the Plan shall be subject to such Covered Employee’s continued material compliance with the terms of the Release, the Participation Agreement, the provisions set forth in a separation agreement provided by the Company, and any confidential information agreement, proprietary information and inventions agreement and any other agreement between the Covered Employee and the Company. Severance Benefits under this Plan shall terminate immediately for a Covered Employee if such Covered Employee is in material violation, at any time, of any legal or contractual obligation owed to the Company.

5.3. Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Higher Amount. The “Higher Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” within the meaning of Section 280G of the Code is necessary so that the

Payment equals the Higher Amount, reduction shall occur in the manner that results in the greatest economic benefit for a Covered Employee and, to the extent applicable, complies with Section 409A. In no event shall the Company, any subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this paragraph. The Company shall appoint a nationally recognized accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to a Covered Employee and the Company. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

6. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided to a Covered Employee are intended to be and are exclusive and in lieu of any other change in control severance benefits or payments to which such Covered Employee may otherwise be eligible, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of such Covered Employee’s employment. The Covered Employee shall be eligible to no change in control severance benefits or payments upon a termination of employment that constitutes a Covered CIC Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (the Plan shall supersede any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee unless subsequently adopted following the Effective Date and intended to supersede the provisions of this Plan). Notwithstanding the foregoing, if a Covered Employee is eligible to any benefits other than the benefits under the Plan by operation of applicable law, such Covered Employee’s benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. The Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Covered Employee’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Covered Employee under the Plan that become payable in connection with the Covered Employee’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any other similar state law, or (ii) any policy or practice of the Company providing for the Covered Employee to remain on payroll for a limited period of time after being given notice of termination. The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Covered Employee’s termination of employment, and the Administrator shall so construe and implement the terms of the Plan.

7. Clawback; Recovery. All payments and Severance Benefits provided under the Plan shall be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy shall be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

8. Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits shall become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A. Further, if some or all of the Covered Employee’s Severance Benefits are subject to Section 409A and such Covered Employee is a “specified employee” within the meaning of Section 409A at the time of such Covered Employee’s separation from service (other than due to death), then such Severance Benefits otherwise due to such Covered Employee on or within the six-month period following such Covered Employee’s separation from service shall accrue during such six-month period and shall become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following such Covered Employee’s separation from service but prior to the six-month anniversary of such Covered Employee’s date of separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of such Covered Employee’s death and all other benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of this Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company or any of its representatives be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Covered Employee on account of non-compliance with Section 409A.

9. Withholding. The Company shall withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

10. Administration. The Plan shall be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and shall be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, shall be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Upon and after a Change in Control, the Plan shall be interpreted and administered in good faith by the Representative who shall be the Administrator during such period. Any references in this Plan to the “Administrator” with respect to periods following the closing of the Change in Control shall mean the Representative. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.

11. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan, any Participation Agreement issued pursuant to the Plan, or the benefits provided hereunder at any time, subject to the provisions of this Section 11. Any amendment or termination of the Plan will be in writing. Any amendment to the Plan that (1) causes an individual or group of individuals to cease to be a Participant, or (2) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to the Participant (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (1) and/or clause (2) being an “adverse amendment or termination”), will be effective only if it is approved by the Company and communicated to the affected individual(s) in writing more than 12 months before the effective date of the adverse amendment or termination. Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to the Participant. In addition and notwithstanding the preceding, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). The preceding sentence shall not apply to any amendment that otherwise both (x) would take effect before a Change in Control, and (y) meets the requirements of this Section 11 without regard to the preceding sentence. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

12. Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes they are entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of such claimant’s Severance Benefits under the Plan or (ii) the date the claimant learned that they shall not be eligible to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant shall be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice shall be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension shall be given to the claimant (or representative) within the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision shall be tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information.

13. Appeal Procedure. If the claimant’s claim is denied, the claimant (or such claimant’s authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of a claim denial or else the claimant shall lose the right to such review. A request for review must set forth all the grounds on which such request is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to such claimant’s claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official shall provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension shall be given to the claimant (or representative) within the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant shall be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

14. Arbitration. No arbitration proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. Notwithstanding any other provision of the Plan, to ensure the timely and economical resolution of disputes, all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment). By agreeing to this arbitration procedure, each Covered Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Covered Employees shall have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by a Covered Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law or any claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that a Covered Employee or the Company would be eligible to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of a Covered Employee if the dispute were decided in a court of law. Nothing in this paragraph is intended to prevent either a Covered Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Any arbitration must be commenced within one year after the Covered Employee’s receipt of notification that their appeal was denied. The foregoing provisions shall apply to the extent consistent with and permitted by ERISA.

15. Source of Payments. All Severance Benefits shall be paid in cash from the general funds of the Company; no separate fund shall be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan shall be any greater than the right of any other general unsecured creditor of the Company.

16. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time shall any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

17. No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, shall be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without Cause. However, as described in the Plan, a Covered Employee may be eligible to benefits under the Plan depending upon the circumstances of such Covered Employee’s termination of employment.

18. Successors. Any successor to the Company of all or substantially all of the Company’s business or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business or assets which become bound by the terms of the Plan by operation of law, or otherwise.

19. Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Delaware (except its conflict of laws provisions).

20. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included.

21. Headings. Headings in this Plan document are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

22. Additional Information.

Plan Name:	Ethos Technologies, Inc. Severance Plan

Plan Sponsor:	Ethos Technologies, Inc.

Plan Year:	Fiscal year ending December 31

Plan Administrator:	Ethos Technologies, Inc.

Attention: Administrator of the Ethos Technologies, Inc. Severance Plan

1606 Headway Circle, #903

Austin, TX 78754

Agent for Service of Legal Process:	Ethos Technologies, Inc. Attention: Administrator of the Ethos Technologies, Inc. Severance Plan 1606 Headway Circle, #903 Austin, TX 78754

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Sponsor EIN and Plan Number	The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 84-5009619. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 504.

Plan Costs:	The cost of the Plan is paid by the Company.

23. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the office of the Company’s Chief Financial Officer.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a Severance Benefit is denied, in whole or in part, you have a right to know why it was denied, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The claim review procedure is explained in Sections 12 and 13, above.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court shall decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

APPENDIX A

ETHOS TECHNOLOGIES, INC.

SEVERANCE PLAN

Participation Agreement

Ethos Technologies, Inc. (the “Company”) is pleased to inform you, [name], that you have been selected to participate in the Company’s Severance Plan (the “Plan”) as a Covered Employee. A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all the terms and conditions of the Plan. The capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

To become a Covered Employee under the Plan, you must complete and sign this Participation Agreement and return it to [name] no later than [date].

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits and the amount of those benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience a Covered Termination or Covered CIC Termination.

If you become eligible for Severance Benefits under Section 4 of the Plan, then subject to the terms and conditions of the Plan, you shall receive:

For a Covered Termination
Severance Period for Cash Severance Benefits	[____][1] months
COBRA Payment Period	[____][2] months

For a Covered CIC Termination
Severance Period for Cash Severance Benefits	[____][3] months
Annualized Cash Bonus Percentage	[_____][4]%*
COBRA Payment Period	[____][5] months
Any unpaid cash bonus for the year prior to the year of the Covered Termination
Equity Award Acceleration	[As provided in Section 4.1.2 of the Plan]

[1]	Covered Termination: 6 months (L8); 12 month (founders)
[2]	Covered Termination: 6 months (L8); 12 months (founders)
[3]	Covered CIC Termination: 12 months (L8); 18 month (founders)
[4]	Covered CIC Termination: 100% (L8); 150% (founders)
[5]	Covered CIC Termination: 12 months (L8); 18 months (founders)

*	For the year during with the Covered CIC Termination occurs, or if greater, the year during which the Change in Control occurs

To receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable, and otherwise comply with the requirements under the Plan.

In accordance with the Plan, the benefits, if any, provided under the Plan are intended to be the exclusive benefits for you related to your Covered Termination and Covered CIC Termination and shall supersede and replace, except as provided in the Plan, any severance and change in control severance benefits for which you otherwise would be eligible under any other Company severance and change in control severance policy, plan, agreement or other arrangement (whether or not subject to ERISA).

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (i) you have received a copy of the Plan; (ii) you have carefully read this Participation Agreement and the Plan and you acknowledge and agree to their terms, including, but not limited to, Section 6 of the Plan; (iii) you agree that this Participation Agreement and the provisions of the Plan supersede any individual agreement between you and the Company and any other plan, policy or practice, whether written or unwritten, maintained by the Company with respect to equity acceleration or severance benefits upon your separation from the Company; and (iv) decisions and determinations by the Administrator under the Plan shall be final and binding on you and your successors.

ETHOS TECHNOLOGIES, INC.	COVERED EMPLOYEE

Signature	Signature

Name:	Name:

Title:	Title:

Date:	Date:

Attachment: Ethos Technologies, Inc. Severance Plan

[SIGNATURE PAGE TO PARTICIPATION AGREEMENT UNDER THE

ETHOS TECHNOLOGIES, INC. SEVERANCE PLAN]